Exhibit 99.1

Schwazze Completes Acquisition of Five Remaining Star Buds Dispensaries in Colorado

Colorado Cannabis Leader’s Retail Footprint Now Expands to 17 Locations Across the Denver Metro and Southern Region of the State

Pro Forma Revenue for Schwazze and its Two Acquisitions (Mesa Organics and Star Buds) in 2020 is Estimated at $95 Million

DENVER, COLORADO – March 3, 2021 /Business Wire/ -- Schwazze, formerly operating as Medicine Man Technologies Inc. (OTCQX: SHWZ) ("Schwazze" or “the Company"), today announced that it has closed on the asset purchase of the five Star Buds dispensaries located in Colorado that it had not already previously acquired. The acquired dispensaries are located in Aurora (2), Denver, Louisville, and Westminster.

Total consideration was approximately $72.3 million, consisting of $27.5 million in cash, $26.9 million in sellers’ notes, and $17.9 million in Preferred Stock (at a price of $1,000 per share).

Star Buds is a recognized and successful retail cannabis operator in the United States and home to a wide selection of strains, concentrates, edibles, tinctures, and best-in-class customer service. Inclusive of this transaction, Schwazze now owns and operates all 13 Star Buds locations in Colorado and its retail footprint now includes 17 dispensary locations in the Denver metro and southern Colorado region.

For 2020, the 13 Star Buds retail dispensaries generated total revenue of approximately $70 million and Net Income in the range of approximately 40% of revenue. Together with Schwazze and the proforma revenue for 2020 Mesa Organics Ltd, acquired by Schwazze in April 2020, total 2020 proforma revenue is estimated to be approximately $95 million on a combined basis.

The Company will be providing 2021 guidance during its 2020 year-end conference call near the end of March.

“We are excited to have completed our acquisition of Star Buds Colorado, a highly respected, innovative and trusted retail operation characterized by high quality products and its budtenders’ commitment to customers and cannabis expertise. Our intention now is to integrate these five locations, utilizing our proven integration playbook that streamlines the M&A process and drives operational and financial synergies. We are looking forward to growing the Star Buds brand through internal and external methods,” said Justin Dye, Chief Executive Officer of Schwazze.

Transaction Background

On June 8, 2020, Schwazze announced that it had reached definitive agreements to acquire all 13 Star Buds locations in Colorado, represented by 13 different ownership groups and agreements. On December 21, 2020, Schwazze announced the closing of the asset purchase of six Star Buds Colorado retail locations, and on February 4, 2021, Schwazze announced the closing of the asset purchase of an additional two Star Buds Colorado retail locations.

Schwazze is the leading vertically integrated cannabis holding company in Colorado with a portfolio consisting of top-tier licensed brands, spanning: cultivation, extraction, infused-product manufacturing, dispensary operations, consulting, and a nutrient line, all under one entity. In April 2020, Schwazze was the first publicly traded company to complete an acquisition following the new legislation of Colorado House Bill 19-1090 which allowed for public company ownership of cannabis operations. The Company’s inaugural acquisition included the purchase of Mesa Organics, a Southern Colorado dispensary chain with locations in Pueblo, Ordway, Rocky Ford, and Las Animas as well as Purplebee’s, a leading pure CO2 and ethanol extractor and manufacturer.

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DelMorgan & Co. served as lead financial advisor in connection with Schwazze’s financing of the transaction, including sourcing the equity and debt capital and providing fairness opinions to Schwazze in connection with the financing.

About Schwazze

Schwazze (OTCQX: SHWZ) is focused on building the premier vertically integrated cannabis company in Colorado. The company's leadership team has deep expertise in mainstream CPG, retail, and product development at Fortune 500 companies as well as in the cannabis sector. The organization has a high-performance culture and a focus on analytical decision making, supported by data. Customer-centric thinking inspires Schwazze’s strategy and provides the foundation for the Company’s operational playbooks.

Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc.

 Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "may," "will," "plans," "expects," "anticipates," "projects," "predicts," , or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; (v) difficulties in securing regulatory approval to market our products and product candidates; and (v) actual shareholder returns. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contact

Raphael Gross, ICR

ir@schwazze.com

203-682-8253

Media Contact

Julie Suntrup, Schwazze

Vice President | Marketing & Merchandising

julie.suntrup@schwazze.com

303-371-0387

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